Execution Version
Exhibit 10.11
TRANSITION AGREEMENT AND GENERAL RELEASE
This Transition Agreement and General Release (hereinafter, the “Agreement”) offered to Robin N. Hayes (the “Executive”) by JetBlue Airways Corporation (the “Company”) is dated as of February 11, 2024.
WHEREAS, the Executive and the Company are party to that certain employment agreement, dated February 12, 2015, as such agreement has been amended from time to time (the “Employment Agreement”), pursuant to which the Executive serves as the Chief Executive Officer of the Company on the terms and subject to the conditions set forth therein;
WHEREAS, the parties have determined that the Executive shall retire from his role as Chief Executive Officer, effective February 12, 2024 (the “Transition Date”), on which date the Executive’s service pursuant to the Employment Agreement shall also terminate; and
WHEREAS, the Company and the Executive desire that the Executive remain as a Strategic Advisor following the Transition Date, on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, the Company and the Executive covenant and agree as follows:
1)Retirement. The Executive hereby retires from his position of Chief Executive Officer and member of the Board of Directors of the Company (the “Board”), effective on the Transition Date. On the Transition Date, the Executive shall also be deemed to have resigned from all positions he holds as (i) a director or officer of all subsidiaries and affiliates of the Company, (ii) all fiduciary positions (including as a trustee) that the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its subsidiaries or affiliates and (iii) all seats on non-Company boards of directors that the Executive holds solely as a result of the Executive’s position with the Company. The Executive hereby agrees to execute such further document(s) or other instruments and take such further actions as shall be determined by the Company as necessary or desirable to give effect to the foregoing. After the Transition Date, the Executive shall not represent himself as being an officer, director, fiduciary, trustee, agent or representative of the Company or any of its subsidiaries or affiliates, and shall not have the authority to bind the Company or its subsidiaries or affiliates, for any purpose. Also on the Transition Date, (i) the Employment Agreement shall terminate and be of no effect other than as expressly provided herein and (ii) the Executive shall no longer be a participant in the Amended and Restated JetBlue Airways Corporation Severance Plan dated July 8, 2020 (the “Severance Plan”) or the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Change in Control Plan”).
2)Advisory Period. The Executive agrees to serve as a Strategic Advisor to the Company from the Transition Date through September 1, 2024, subject to earlier termination as described in Section 9 hereof (such period during which the Executive serves as a Strategic Advisor hereunder, the “Advisory Period” and the date on which such Advisory Period actually terminates as contemplated by Section 9 hereof, the “Advisory Period Termination Date”). During the Advisory Period (but, for the avoidance of doubt, not after actual termination of all employment), the Executive will continue to be employed by the Company on an at-will basis. The Executive and the Company agree that the Executive’s employment with the Company will terminate on the Advisory Period Termination Date and that the Executive

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shall be deemed to have fully resigned as a Strategic Advisor and employee of the Company and its subsidiaries on such date.
3)Duties and Obligations During Advisory Period. The Executive’s duties during the Advisory Period (but, for the avoidance of doubt, not after actual termination of all employment) will include assisting with the transition of the Executive’s duties, providing transitional and other strategic advice to the Company’s new Chief Executive Officer and the Board, including (as applicable) advising the Company and the Board in connection with the proposed merger with Spirit Airlines, Inc. During the Advisory Period (but, for the avoidance of doubt, not after actual termination of all employment), (i) the Executive agrees to remain in compliance with Sections 5 through 9 and 11 of the Employment Agreement to the same extent as though the Term (as defined in the Employment Agreement) were in effect through the Advisory Period, it being the agreement of the parties hereto that the post-employment restricted periods set forth in the Employment Agreement shall commence upon the Advisory Period Termination Date and (ii) the Executive shall continue to be bound by all other policies, duties and procedures in effect from time to time that apply to employees of the Company and its subsidiaries. During the Advisory Period (but, for the avoidance of doubt, not after actual termination of all employment), the Executive is not precluded from engaging in outside business activities (including serving on outside boards or committees), provided that such activities neither breach any of the obligations herein nor unreasonably interfere with the Executive’s performance of his duties as a Strategic Advisor to the Company.
4)Work Location. The Company and the Executive agree that the Executive may perform his duties during the Advisory Period either remotely or from the Company’s headquarters in Long Island City, New York, as determined by the Executive in consultation with the Company. All reasonable travel and related expenses incurred by the Executive in the fulfillment of his duties during the Advisory Period will be reimbursed in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
5)Payment and Benefits. The Company shall provide the following payments and benefits to the Executive, subject to the terms and conditions set forth herein:

a)Restricted Stock Units and Performance Share Unit Grants: The Company and the Executive agree that, as of the date of this Agreement, the Executive holds Restricted Stock Units and Performance Share Units, each of which were granted pursuant to the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”), with the details of each grant more specifically provided in Schedule 1 annexed hereto. Each of the awards set forth on Schedule 1 shall be treated in accordance with the terms and conditions of the Plan and the applicable award agreement pursuant to which the award was granted, as they may be amended from time to time, it being the agreement and understanding of the parties that the date of the Executive’s “Termination of Service” for purposes of the Plan and the award agreements shall be the Advisory Period Termination Date and that such Termination of Service shall be treated for all purposes of the Plan and the award agreements as a Retirement within the meaning thereof.
b)Executive Retention Awards. Your executive retention awards issued to you pursuant to that certain letter agreement between you and the Company dated April 29, 2022 providing for an Executive Retention Award (the “ERA Agreement”), shall remain outstanding and payable in accordance with its terms, it being the understanding of the Executive and the Company that the Executive’s service during the Advisory Period shall constitute “continued service” for purposes of the ERA Agreement and that the

Executive’s termination on the Advisory Period Termination Date shall constitute a “qualifying termination” due to “Retirement” for purposes of the ERA Agreement.

c)Performance Cash Awards. The Company and the Executive agree that, as of the date of this Agreement, the Executive holds a Performance Cash Award (the “PCA”) that was granted by the Company to the Executive pursuant to that certain Notice of Performance Cash Award and Performance Cash Award Agreement dated July 26, 2022 (the “PCA Agreement”), and the Plan. The PCA shall be treated in accordance with the terms and conditions of the PCA Agreement and the Plan, as they may be amended from time to time, it being the agreement and understanding of the parties that the date of the Executive’s “Termination of Service” for purposes of the Plan and the PCA Agreement shall be the Advisory Period Termination Date and that such Termination of Service shall be treated for all purposes of the Plan and the PCA Agreement as a Retirement within the meaning thereof.
d)Payments and Benefits During the Advisory Period: Subject to (i) the Executive executing the release provided in Section 7 hereof, (ii) the Executive not revoking such release within the time period set forth in Section 7, (iii) the Executive remaining in material compliance with this Agreement (including, for the avoidance of doubt, the obligation to comply with Sections 5 through 9 and 11 of the Employment Agreement during the Advisory Period) and any other agreement with the Company or its subsidiaries to which he is subject and (iv) any other terms and conditions set forth herein:

i)Advisory Period Base Salary. During the Advisory Period, the Executive shall receive a base salary at the annual rate of $550,000 (the “Advisory Period Base Salary”), less all applicable withholdings and deductions, payable in equal installments on the Company’s regularly scheduled payroll dates during the Advisory Period.
ii)401(k). During the Advisory Period, the Executive shall continue to be eligible to participate in the 401(k) plan of the Company as an active employee, and the Company shall continue to make 401(k) matching contributions, if any, on behalf of the Executive, subject to the terms of the applicable plan as in effect from time to time during the Advisory Period.
iii)Benefits. The Company agrees that the Executive shall continue to be a participant in the Company’s medical, dental, life insurance, disability and all other compensation and employee benefit plans, program and policies offered to active, full-time employees during the Advisory Period, subject to the terms and conditions of the plans as in effect from time to time during the Advisory Period.
iv)2023 Annual Cash Incentive: The Company shall pay the Executive the annual cash incentive bonus for the 2023 fiscal year, if any, subject to the determination and certification by the Compensation Committee of the Board (the “Committee”) and the Board of attainment of the performance goals applicable for such year, at the same time as such bonuses are paid to other senior executives of the Company, which bonus shall be reduced by all applicable withholdings and deductions.
v)Spirit Transaction Cash Incentive Award: In consideration for the Executive’s entering into this Agreement, the Executive shall receive the cash-based portion of that certain transaction incentive award approved by the Committee and the Board and granted on April 27, 2023, such award to be paid at the same time as such awards are paid to other senior executives of the Company and be reduced by all applicable withholdings and deductions.
vi)Flight Benefits. The Executive shall continue to be entitled to his current JetBlue Crew Travel privileges during the Advisory Period, and, after the Advisory Period Termination Date, the Executive (and his family members, as applicable) shall be entitled to the travel privileges set forth in, and subject to the terms and conditions of, that certain flight benefits letter, dated July 8, 2020, by and between the Executive and the Company (the “Flight Benefits Letter”), it being the understanding of the parties hereto that the term “eligible dependents” when used in the Flight Benefits Letter refers to the definition of that term in the Company’s Officer Positive Space Leisure Travel Policy, as the same is in effect from time to time.
vii)Restricted Stock Unit Grant. In connection with entering into this Agreement, the Board has approved the grant to you on February 22, 2024 (the “Grant Date”), subject to your remaining in employment on the Grant Date, of a number of Restricted Stock Units with an aggregate grant date value of $750,000. The grant shall be made pursuant to the Plan and shall be subject to all of the terms and conditions of the Plan and a restricted stock unit award agreement to be entered into between you and the Company. The award shall vest in equal installments on each of the first three anniversaries of the Grant Date subject to your continued compliance with this Agreement on each such date; such vesting shall cease if you do not sign and not revoke the Reaffirmation as required hereunder.
e) Payments and Benefits Conditioned on Release Reaffirmation: Subject to (i) the Executive continuing in employment pursuant to the terms hereof through September 1, 2024, (ii) the Executive executing the Reaffirmation attached as Exhibit A hereto on September 1, 2024, (iii) the Executive not revoking the release referenced in the Reaffirmation within the revocation period set forth therein, (iv) the Executive remaining in compliance with Sections 5 through 9 and 11 of the Employment Agreement in accordance with the terms thereof (with the Advisory Period Termination Date constituting the last day of employment for purposes of determining the duration of any post-employment restricted periods set forth therein), and (v) the Executive remaining in compliance with any other terms and conditions set forth herein:
(1)2024 Annual Cash Incentive: The Company shall pay the Executive an annual cash incentive bonus for the 2024 fiscal year, if any, subject to the determination and certification by the Committee and the Board of attainment of the performance goals applicable for such year, such bonus to be paid at the same time as such bonuses are paid to other senior executives of the Company, but in no event later than March 15, 2025, and reduced by all applicable withholdings and deductions. The target amount of the bonus shall be 200% of the Executive’s annual base salary earned from January 1, 2024 through the Transition Date, plus 150% of the amount of the Advisory Period Base Salary paid to the Executive pursuant to Section 5(d)(i) hereof through the Advisory Period Termination Date.
(2)COBRA. If the Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) for the Executive and the Executive’s eligible dependents, within the time periods prescribed by COBRA, then the Company shall allow the Executive and his eligible dependents to continue to participate in the Company’s medical and dental plans, at the Company’s sole cost and expense, for so long as the Executive is eligible to do so under COBRA (for the avoidance of doubt, for no less than eighteen (18) months, for so long as the Executive is so eligible), and to provide the Executive with an additional payment to make the Executive whole on an after-tax basis for the cost of the applicable COBRA premiums that the Company will be indirectly covering by providing the benefit contemplated hereby. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the benefit provided in this Section 5(e)(2) without violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act, if and to the extent applicable with respect to these matters), then the Executive and the Company shall cooperate reasonably and in good faith to restructure the benefit described herein as a reimbursement or taxable monthly payment to avoid such result.
f)OAL Retiree Flight Privileges. The Company agrees to assist the Executive in obtaining OAL (i.e., “Other Airline”) retiree flight privileges (and badge to the extent JetBlue issues such badges), subject to the Pass Riding Guide as in effect from time to time, to the extent applicable.
g)Executive Physical. The Executive shall be eligible to have an executive physical in 2024 pursuant to the Company’s existing program.
h)Certain Insurance. The Executive shall continue to be eligible for coverage under the Company’s directors-and-officers insurance policy, as the same shall be in effect from time to time, on terms no less favorable than those offered to then-current directors and officers of the Company, with respect to his services to the Company as a director and officer prior to the Transition Date.

6)No Other Payments or Benefits. Except for the payments and benefits provided for in Section 5 of this Agreement, and those accrued but unused benefits and obligations to which the Executive is entitled, the Executive hereby acknowledges and agrees that the Executive is not entitled to any other compensation or benefits of any kind from the Company or any of its subsidiaries or affiliates, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program. The obligations of the Company under Sections 5(d) and 5(e) of this Agreement reflect consideration provided to the Executive over and above anything of value to which the Executive already is entitled, and the Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Agreement, whether written, oral, express or implied. The Executive acknowledges and agrees that neither the resignation from the Executive’s officer and director and other positions on the Transition Date as provided in Section 1 of this Agreement nor the termination of the Executive’s employment on the Advisory Period Termination Date shall constitute a termination without Cause (as defined in the Severance Plan) or resignation for Good Reason (as defined in the Severance Plan) or other event giving rise to any claim for severance payments or severance benefits under the Severance Plan, the Change in Control Plan, any equity award agreement or any other agreement or plan to which the Executive is a party or by which the Executive is covered.

7)Release. In consideration of the obligations of the Company under Sections 5(d) and (e) hereof, as applicable and described in such Sections, to which the Executive acknowledges that the Executive is not otherwise entitled, the Executive hereby fully and forever unconditionally releases and discharges the Company and all of its past and present officers, directors, employees, insurers, agents, subsidiaries, successors and assigns (hereinafter referred to collectively as the “Releasees”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which the Executive, the Executive’s heirs, executors, administrators and assigns has, or may hereafter have against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date of this Agreement (or the Advisory Period Termination Date with respect to the release given in connection with the Reaffirmation), including, but without limitation to, any or all matters relating to the Executive’s resignation from the Executive’s positions, the Executive’s employment by the Company and the separation thereof, the Executive’s benefits, and all matters arising under any international, federal, state or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, all as amended, and any other federal, state or local laws regarding employment discrimination, excluding claims for (i) worker’s compensation, (ii) unemployment compensation, (iii) rights of indemnification pursuant to the Company’s governing bylaws and/or charter documents, that certain JetBlue Airways Corporation Indemnification Agreement by and among the Executive and the Company or any other similar indemnification right that the Executive has with respect to his services as a director or officer of the Company or any of its subsidiaries pursuant to any Company employee benefit plan or any other agreement entered into prior to the date of this Agreement by and between the Executive and the Company or any of its subsidiaries, (iv) rights arising after the date of this Agreement or the date of the Reaffirmation, as applicable (including any such rights that may arise under the Flight Benefits Letter, the ERA Agreement, the PCA Agreement, the Plan or any award agreement pursuant to which the Restricted Stock Units and Performance Stock Units were granted), (vi) rights under COBRA, and (vii) employee benefits that the Executive has earned and accrued through the date of this Agreement or the date of the Reaffirmation, as applicable pursuant to the employee benefit plans in which the Executive participated during his employment with the Company in accordance with the terms of such plans (the “Released Claims”). Nothing in this Agreement, including in Sections 5 through 9 or 11 of the Employment Agreement, prohibits the Executive from communicating directly with, reporting possible violations of federal, state or local law or regulation to, cooperating with, or providing information to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, the U.S. Department of Justice, or the U.S. Equal Employment Opportunity Commission, without notifying or seeking permission from the Company, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation (collectively, “Excluded Claims”).

8)Covenant not to Sue. The Executive represents and agrees that, as of the date of the Executive’s signature below, no action or other proceeding has been commenced or is pending based upon any Released Claim, excluding the Excluded Claims. The Executive covenants and agrees never to commence, prosecute or cause or permit to be commenced or prosecuted against any Releasee any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any Released Claim, excluding the Excluded Claims. If the Executive takes any action to commence, prosecute or cause to permit to be commenced or prosecuted any action or proceeding against the Releasees based on any Released Claim, excluding the Excluded Claims, or if the Executive breaches this Agreement or the Reaffirmation in any way, the Company’s obligation to provide any payments pursuant to Section 5(d) or (e), as applicable, shall immediately cease and, promptly after the date of such action by the Executive, the Executive must repay to the Company (other than $1.00) any portion of the payments made pursuant to Section 5(d) or 5(e) previously paid to the maximum extent permitted under applicable law. The Executive also agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims. Notwithstanding the foregoing, nothing in this Agreement precludes the Executive from challenging the validity of the release of claims contained in Section 7 (the “Release”) under the requirements imposed by the Age Discrimination in Employment Act (“ADEA”), and the Executive shall not be responsible for reimbursing the attorneys’ fees and costs of any Releasee in connection with a challenge under the ADEA to the validity of the Release. However, the Executive acknowledges that the Release applies to all claims that he has under the ADEA, and that unless the Release is held to be invalid, all such ADEA claims shall be extinguished.

9)Termination. The Advisory Period and the Executive’s employment as a Strategic Advisor shall terminate on the earliest to occur of (i) September 1, 2024, (ii) the date the Company terminates the Executive’s employment for Cause; (iii) the date of the Executive’s death; or (iv) the date the Executive voluntarily terminates employment for no reason, or for any reason. The Company acknowledges and agrees that the Advisory Period and the Executive’s employment as a Strategic Advisor may only be terminated as expressly provided in the preceding sentence and that any termination of the Advisory Period or of the Executive’s employment as a Strategic Advisor other than as provided in such sentence shall constitute a breach of this Agreement and shall not operate to void the Company’s obligations under the ERA Agreement, the PCA Agreement or any award agreement pursuant to which the Restricted Stock Units and Performance Stock Units were granted that would have applied had the Executive’s employment continued during the Advisory Period. If the Advisory Period terminates pursuant to clause (iii) of the preceding sentence, then, notwithstanding any other provision hereof to the contrary, the Company shall include any remaining salary payments that would have been due to the Executive through the Advisory Period into a lump sum payment, less all applicable withholdings and deductions, to be made within 90 days after the date of termination (or any earlier date required under applicable law), and the Executive shall remain entitled to the payments and benefits provided in Sections 5(d)(iv), 5(d)(v) and 5(e) hereof.

10)Company Property. The Executive shall retain use of all Company property in the Executive’s possession during the Advisory Period. Thereafter as of the Advisory Period Termination Date, or earlier upon request, the Executive shall return all Company property. After giving effect to the return of the property discussed herein, the Executive represents and warrants that the Executive has no Company records or copies of records or correspondence or copies of correspondence, other than non-confidential documents relating to the Executive’s own employment by the Company. Notwithstanding the foregoing, it is expressly agreed that the Executive may retain a copy of his list of contact names and contact details, but may not retain any Confidential Information (as defined in the Employment Agreement) in connection therewith.

11)Cooperation. In consideration of the obligations of the Company under Sections 5(d) and 5(e) hereof, the Executive agrees that, upon request from the Company, which shall be made reasonably in advance with due consideration for the Executive’s schedule and other obligations, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company or any of its subsidiaries or affiliates that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Executive shall not receive any additional compensation for rendering assistance pursuant to this Section 11. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 11. The Executive further agrees that in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company, the Executive will give prompt notice of such request to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Executive further agrees that he shall not meet or otherwise communicate with any counterparty or any representative of any counter party to any litigation in which the Company (or any of its subsidiaries, affiliates or their respective officers or directors) is a party, whether or not nominal, without the prior written consent of the Company. Notwithstanding the foregoing provisions of this Section 11, the Executive shall not be obligated to provide more than fifteen (15) hours of service per month under this Section 11, provided that the Executive may provide additional hours of service in a month upon mutual agreement with the Company.

12)Protection of Confidential Information. The Executive hereby acknowledges that Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company and its subsidiaries and affiliates.

13)Defend Trade Secret Act of 2016 Notice. The Executive understands that under the Defend Trade Secret Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law (including the Defend Trade Secrets Act of 2016) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive also will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14)Non-Assignment of Rights. The Executive warrants that the Executive has not assigned or transferred any right or claim described in the Release.

15)Voluntary and Knowing. The Executive represents and warrants that the Executive fully understands the terms of this Agreement and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress, being fully informed, after due deliberation and after consultation with the Executive’s own counsel, accepts its terms and signs the same as the Executive’s own free act.

16)Revocation Period and Effective Date. The Executive acknowledges that the Company has provided the Executive the opportunity to review and consider this Agreement for at least twenty-one (21) days from the date the Company provided the Executive this Agreement. The Executive represents that he was advised by the Company to review this Agreement with an attorney before signing. If the Executive executes this Agreement prior to the expiration of twenty-one (21) days from the date the Company provided the Executive with this Agreement, the Executive voluntarily and knowingly waives any right the Executive may have, prior to signing this Agreement, to additional time within which to consider the Agreement. The Executive may revoke this Agreement within seven (7) days after he executes this Agreement by providing written notification of the intended revocation to the General Counsel of the Company. This Agreement becomes effective on the eighth day after it is executed by both parties, provided that it is not revoked by the Executive prior to that date (the “Effective Date”). In the event that the Executive does not accept this Agreement in the required time frames, if the Executive revokes this Agreement as provided in this Section 16, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and benefits, shall be deemed automatically null and void. Further, if the Executive does not sign the Reaffirmation attached as Exhibit A in accordance with its terms thereof, he shall not be entitled to any amounts payable pursuant to Section 5(e) hereof.

17)No Exit Incentive. The payments provided under this Agreement are not offered in connection with any specific exit incentive or other employment termination program.
18)Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of New York.
19)Entire Agreement. This Agreement, the Flight Benefits Letter Agreement and those provisions of the Employment Agreement to the extent expressly referenced herein constitute the sole and entire agreement between the Company and the Executive with respect to the subject matter thereof and supersede any and all understandings and agreements made prior hereto. Notwithstanding the foregoing, this Agreement shall not override or supersede the Company’s Policy for Recovery of Erroneously Awarded Compensation, effective as of October 2, 2023, the Plan or any award agreement pursuant to which the Restricted Stock Units and Performance Stock Units were granted.
20)Arbitration. Except as excluded herein below, any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company or termination therefrom that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York City, New York in accordance with the rules of the American Arbitration Association’s Employment Arbitration Rules & Mediation Procedure, available at https://www.adr.org/employment, as in effect at the time of the initiation of the arbitration, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive or if such two individual cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding the foregoing, the Company and its affiliates shall be able to pursue equitable relief in a court of competent jurisdiction with respect to any dispute arising under or in connection with Sections 5 through 9 and 11 of the Employment Agreement. This arbitration agreement shall not apply to claims for sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Executive elects to arbitrate such disputes or any other claim which by law cannot be subject to mandatory arbitration.
21)Certain Costs and Expenses. The Company shall pay directly all legal fees and expenses incurred by the Executive in connection with the review and negotiation of this Agreement.
22)Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.
23)Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, emailed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, received by email or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:(a) if to the Company, to or care of its General Counsel, and (b) if to the Executive, to his address (and other contact information) most recently on file with the Company, with a copy to Andrew L. Oringer, Esq., The Wagner Law Group, 747 Third Avenue, 16th Floor, New York, New York 10017-2856, facsimile 1-646-981-9365, email aoringer@wagnerlawgroup.com. Any such person may by notice given in accordance with this Section 24 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
24)Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executed by electronic facsimile signature.
25)No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to the Executive other than to comply with the terms of this Agreement.
26)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ACCEPTED AND AGREED:
Date: February 11, 2024

/s/ Robin Hayes
Robin N. Hayes
JETBLUE AIRWAYS CORPORATION
/s/ Laurie Villa
By: Laurie Villa
Its: Chief People Officer

Exhibit A
Reaffirmation
I, Robin N. Hayes, hereby reaffirm the terms of Section 7 of the Transition Agreement and General Release (the “Agreement”) previously entered into between JetBlue Airways Corporation, and me, dated February 11, 2024 a copy of which is attached hereto and is incorporated by reference into this Reaffirmation. I hereby reaffirm that I have complied with the terms of the Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Agreement. I understand that this Reaffirmation is required for me to receive the payments and other benefits stated in the Agreement.
BY SIGNING THIS REAFFIRMATION, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS AND POSSIBLE LEGAL AND/OR ADMINISTRATIVE CLAIMS; I AGREE TO ALL THE TERMS AND CONDITIONS CONTAINED WITHIN THE TRANSITION AGREEMENT AND GENERAL RELEASE; I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT, AND THE COMPANY HAS ADVISED ME THAT I SHOULD DO SO AND I HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SEVEN (7) DAYS AFTER SIGNING TO REVOKE THIS REAFFIRMATION; AND I HAVE SIGNED THIS REAFFIRMATION KNOWINGLY AND VOLUNTARILY.
I ratify and reaffirm the commitments set forth herein as of the Advisory Period Termination Date or the date I sign this Reaffirmation if such date is later.

Robin N. Hayes	Date
Please sign and date the above on or after the Advisory Period Termination Date, and return one signed Reaffirmation to the Company at 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel within twenty-one (21) days after the Advisory Period Termination Date.